Exhibit 3.31

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 08:30 AM 02/16/2000
001077789 – 3177486

CERTIFICATE OF INCORPORATION

OF

DETECTIVE NOMINEES INC.

The undersigned incorporator, for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, hereby certifies as of this 16th day of February, 2000 as follows:

FIRST: The name of the corporation (the “Corporation”) is Detective Nominees Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock, par value $.01 per share.

FIFTH: The name and the mailing address of the incorporator are as follows:

Robert W. Dickey

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178-0060

SIXTH: The Board of Directors is expressly authorized to adopt, amend and repeal By-Laws.

SEVENTH: Unless and except to the extent that the By-Laws shall so require, the election of directors of the Corporation need not be by written ballot.

EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may (a) on the application in a summary way of this Corporation or of any creditor or stockholder thereof, (b) on the application of any receiver or receivers appointed for this

Corporation under Section 291 of Title 8 of the Delaware Code or (c) on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

NINTH: Each person who at any time is or was an officer or director of the Corporation and is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an officer or director of the Corporation or is or was serving at the request of the Corporation as an officer or director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such action, suit or proceeding to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware. The foregoing right of indemnification shall in no way be deemed exclusive of any other rights of indemnification to which such officer or director may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

TENTH: No person who is or was a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director unless and only to the extent that such director is liable (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the Sate of Delaware or any amendment thereto or successor provision thereto or (d) for any transaction from which the director derived an improper personal benefit. This article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this article becomes effective. No amendment to, repeal or adoption of any provision of the certificate of incorporation inconsistent with this article shall apply to or have any effect on the liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or adoption of an inconsistent provision.

IN WITNESS WHEREOF, the undersigned incorporator has executed this Certificate of Incorporation as of the year and date first written above.

Robert W. Dickey
Sole Incorporator